                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 2-76453

                          Super 8 Motels Northwest II
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            7515 Terminal Street S.W. Tumwater, Washington 98501-7200
--------------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Limited Partnership Units
--------------------------------------------------------------------------------
            (Title of each class or securities covered by this Form)

--------------------------------------------------------------------------------
Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                 Rule 12g-4(a)(1)(i)  [X]            Rule 12h-3(b)(1)(ii)  [X]
                 Rule 12g-4(a)(1)(ii) [X]            Rule 12h-3(b)(2)(i)   [X]
                 Rule 12g-4(a)(2)(i)  [X]            Rule 12h-3(b)(2)(ii)  [X]
                 Rule 12h-3(b)(1)(i)  [X]            Rule 15d-6            [X]

     Approximate number of holders of record as of the certification or notice date:

None
----------------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934 Super 8 Motels Northwest II has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: March 31, 1999                 By: /s/ Gerald L. Whitcomb
     ----------------------              ------------------------------------